CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Valor Computerized Systems Ltd. of our report dated April 22, 2008 relating to the financial statements (not separately included in the Form F-1) of Frontline P.C.B. Solutions Limited Partnership, which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ Kesselman and Kesselman

Tel Aviv, Israel
April 22, 2008

Kesselman & Kesselman is a member of PricewaterhouseCoopers International Limited, a company limited by guarantee registered in England and Wales